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                                                                   EXHIBIT 10.24

                              INVESTMENT AGREEMENT


                                October __, 2002



Sterling Chemicals Holdings, Inc.
Sterling Chemicals, Inc.
1200 Smith Street, Suite 1900
Houston, Texas 77002

Attention:  David G. Elkins

Gentlemen:

                  This Investment Agreement (as the same may hereafter be amended, modified or supplemented, this "Agreement") sets forth the agreement among Sterling Chemicals Holdings, Inc., a Delaware corporation ("Holdings"), Sterling Chemicals, Inc., a Delaware corporation (including, on or after the Effective Date, as defined herein, its successor as reorganized pursuant to the Bankruptcy Code, as defined herein, "Chemicals") (Holdings and Chemicals collectively, the "Company"), and Resurgence Asset Management, L.L.C., a Delaware limited liability company ("RAM") on behalf of itself and its Affiliates' managed funds and accounts (such funds and accounts, collectively, the "Investor").

                  The Company hereby agrees to issue and sell to Investor, and RAM agrees to cause Investor to purchase from the Company, on the terms and conditions contained herein and in the Plan (as defined below), and subject to entry of the Confirmation Order (as defined below), 2,175 shares of the Company's liquidation preference convertible preferred stock (the "New SCI Preferred Shares"), convertible into 43.5% of the Company's common equity issued and outstanding as of the Effective Date (assuming the conversion of all New SCI Preferred Shares), for an aggregate of $30,000,000 in cash. In addition, on the terms and conditions contained herein and in the Plan, and subject to the procedures governing the proposed offering (the "Subscription Rights Offering") to holders (collectively, the "Unsecured Holders") of General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims (as such terms are defined in the Plan) of subscription rights entitling the Unsecured Holders to purchase up to 43.5% of the common stock of the Company assuming the conversion of all New SCI Preferred Shares (the "Subscription Shares") for an exercise price of $1,000 per right (the "Subscription Rights" and any Subscription Rights not subscribed for by such Unsecured Holders for any reason, including, without limitation, any Subscription Rights not subscribed for as a result of any recalculation of the "Eligible Claim Amount", as such term is described in Exhibit F to the Plan, the "Unsubscribed Subscription Rights"), RAM agrees to cause Investor to subscribe for any Unsubscribed Subscription Rights, and to purchase all Underwritten Subscription Shares (as defined below). RAM shall cause Investor to pay to Chemicals for the Underwritten Subscription Shares an amount in cash


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determined by multiplying the Subscription Price (as defined below) by the total number of Subscription Rights exercisable for the Underwritten Subscription Shares. The terms of the New SCI Preferred Shares, the New SCI Common Shares (as defined below) and the Subscription Rights shall be as set forth in the Plan and in the Term Sheet attached as Appendix A hereto.

                  Investor's purchase of the New SCI Preferred Shares and the Underwritten Subscription Shares (collectively, the "Investment") will be made in connection with and as part of the transactions to be consummated pursuant to the amended plan of reorganization of the Company dated October 11, 2002, as the same may be later modified with the consent of RAM (the "Plan") and an order confirming the Plan (the "Confirmation Order") issued by the Bankruptcy Court (as defined in the Plan). The Plan will contain provisions called for by, or otherwise consistent with, this Agreement.

                  SECTION 1. Definitions.

                  For purposes of this Agreement, except as expressly provided herein or unless the context otherwise requires, the following terms shall have the following respective meanings (capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan):

                  "Affiliate" shall mean (a) when used with reference to any partnership, any Person that, directly or indirectly, owns or controls 10% or more of either the capital or profit interests of such partnership or is a partner of such partnership or is a Person in which such partnership has a 10% or greater direct or indirect equity interest and (b) when used with reference to any corporation, any Person that, directly or indirectly, owns or controls 10% or more of the outstanding voting securities of such corporation or is a Person in which such corporation has a 10% or greater direct or indirect equity interest. In addition, the term "Affiliate," when used with reference to any Person, shall also mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in the preceding sentence, (x) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise and (y) the terms "controlling" and "controls" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, the Company will not be deemed to be an Affiliate of Investor or any of its partners or assignees.

                  "Agreement" shall have the meaning specified in the first paragraph of this Agreement.

                  "Alternate Bid" shall have the meaning specified in Section 17(b).

                  "Alternate Bid Procedures" shall have the meaning specified in
Section 17(b).


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                  "Alternative Plan" shall mean a plan of reorganization (other than the Plan) that does not include Investor and/or funds managed by Investor as the sole new money underwriter.

                  "Approvals" shall mean all approvals, permits, authorizations, consents, licenses and agreements that are necessary or required in order to consummate the Investment and the other transactions contemplated hereby and to permit the Company to carry on its business after the Effective Date in a manner consistent in all material respects with the manner in which it was carried on prior to the Effective Date.

                  "Chemicals" shall have the meaning specified in the first paragraph of this Agreement.

                  "Company" shall have the meaning specified in the first paragraph of this Agreement.

                  "Deposit" shall have the meaning specified in Section 13(e).

                  "Designated Directors, Officers and Employees" shall mean (a) each director, officer and employee of each of the Debtors that serves in such capacity at any time on or after the date hereof and (b) each director, officer or employee of each of the Debtors that serves as a fiduciary of any employee benefit plan or program of any of the Debtors at any time on or after the date hereof.

                  "Disclosure Statement" shall mean the disclosure statement with respect to the Plan dated October 11, 2002, as the same may be later modified with the consent of Investor.

                  "Eligible Claim Amount" shall mean $15,849.98, subject to recalculation as set forth in the Plan and the Disclosure Statement.

                  "Escrow Agreement" shall have the meaning specified in Section 13(e).

                  "Governmental Authority" shall mean (a) any nation or government, (b) any federal, state, county, locality, province, city, town, municipality, commonwealth, territory, possession or other political subdivision thereof, (c) any agency, authority, instrumentality, council, court, tribunal, arbitrator, department, bureau, commission, board or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (d) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.

                  "Holdings" shall have the meaning specified in the first paragraph of this Agreement.

                  "Initial Order" shall mean the order or orders to be obtained by the Company pursuant to Section 16 with respect to expenses and the break-up fee.


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                  "Investment" shall have the meaning specified in the third paragraph of this Agreement.

                  "Investor" shall have the meaning specified in the first paragraph of this Agreement.

                  "Investor Securities" shall mean the New SCI Preferred Shares and the Underwritten Subscription Shares.

                  "Outside Date" shall mean June 30, 2003.

                  "Permitted Transactions" shall have the meaning set forth in
Section 19(b).

                  "Plan" shall have the meaning specified in the third paragraph of this Agreement.

                  "Preferred Shares Purchase Price" shall have the meaning specified in Section 3.

                  "Present DIP Financing" shall have the meaning set forth in
Section 18(b)(F).

                  "Regulatory Approvals" shall mean all Approvals required to be obtained from, or notices to or registrations or filings with, any Governmental Authority.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Subscription Price" shall mean the $1,000 cash subscription price per 72.5 New SCI Common Shares distributed upon exercise of each Subscription Right.

                  "Subscription Rights" shall have the meaning set forth in the second paragraph of this Agreement.

                  "Subscription Shares" shall have the meaning set forth in the second paragraph of this Agreement.

                  "Term Sheet" shall mean the term sheet dated as of September 4, 2002, among Investor, the Company, the Unofficial Secured Noteholders Committee and the Creditors Committee, a copy of which is included as Appendix A hereto.

                  "Total Purchase Price" shall mean, collectively, (a) the Preferred Shares Purchase Price and (b) the aggregate amount payable for the purchase of the Underwritten Subscription Shares.


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

                  "Underwritten Subscription Shares" shall mean all Subscription Shares not purchased for any reason pursuant to the Subscription Rights Offering, including, without limitation, (a) all Subscription Shares that RAM is required to cause Investor to subscribe for pursuant to the Unsubscribed Subscription Rights, (b) all Subscription Shares issued into reserve for the benefit of a holder of a Disputed General Unsecured Claim, Disputed Old Unsecured Note Claim or Disputed Self-Insured Tort Claim whose claim is found by a final order of the Bankruptcy Court not to be an Allowed Claim or, if found to be partially an Allowed Claim, to the extent found not to be an Allowed Claim, and (c) all Subscription Shares not purchased by any other Person as a result of any recalculation of the Eligible Claim Amount.

                  "Unsubscribed Subscription Rights" shall have the meaning set forth in the second paragraph of this Agreement.

                  SECTION 2. Term Sheet Commitments.

                  The Company and RAM are parties, along with the Unofficial Secured Noteholders Committee and the Creditors Committee, to the Term Sheet. The Term Sheet contains commitments by the Company and RAM as to the treatment under the Plan of the Old 12?% Secured Note Claims, a majority of whose holders are believed to be represented by the Unofficial Secured Noteholders Committee, the treatment under the Plan of General Unsecured Claims, Old Unsecured Note Claims and Old Discount Note Claims, whose holders are represented by the Creditors Committee, and as to other material terms and provisions of the Plan. The Company and RAM acknowledge that this Agreement does not modify the commitments of the Company or RAM under the Term Sheet to the Unofficial Secured Noteholders Committee or the Creditors Committee, which commitments remain in full and force effect.

                  SECTION 3. Commitment to Make Investment. Subject to the terms and conditions of this Agreement, on the Effective Date, the Company shall issue and sell to Investor, and RAM shall cause Investor to purchase from the Company, the New SCI Preferred Shares and all Underwritten Subscription Shares. The New SCI Preferred Shares shall be issued, sold and delivered to Investor (as designated by RAM), and the $30,000,000 purchase price for the New SCI Preferred Shares (the "Preferred Shares Purchase Price") shall be paid on the Effective Date by one or more wire transfers of immediately available funds to an account to be designated in writing by the Company prior to the Effective Date. RAM shall cause Investor to (a) purchase all of the New SCI Preferred Shares, (b) subscribe for all Unsubscribed Subscription Rights, (c) underwrite all other Subscription Rights, (d) purchase all Underwritten Subscription Shares and (e) pay the Deposit and the balance of the Total Purchase Price at the times specified in this Agreement and the Plan by wire transfer(s) of immediately available funds to an account to be designated in writing by the Company. The New SCI Common Shares constituting Underwritten Subscription Shares shall be issued and delivered to Investor (as designated by RAM) on or as soon as practicable after the Effective Date. It is the parties' expressly agreed intent that upon the consummation of the Rights Offering and of the transactions contemplated hereunder the Company shall receive $60,000,000 in new capital and that RAM shall cause Investor to fully underwrite such amount. For the avoidance of doubt,



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no term of this Agreement shall prevent RAM (on behalf of itself and its
Affiliates' managed funds and accounts) from exercising its pro rata portion of the Subscription Rights allocated to RAM (on behalf of itself and its Affiliates' managed funds and accounts) in its capacity as a holder of Old Unsecured Note Claims in Class 8.

                  SECTION 4. Plan of Reorganization.

                  The Plan shall (a) be proposed by the Company with the consent of RAM, (b) be consistent with commitments made to the Unofficial Secured Noteholders Committee and the Creditors Committee as set forth in the Term Sheet unless otherwise agreed by such parties and (c) contain terms and conditions reasonably satisfactory to Investor and the Company; provided that RAM and the Company may, by mutual agreement, and with the consent of the Unofficial Secured Noteholders Committee and the Creditors Committee, modify the Plan or otherwise restructure the Investment in a manner consistent with the contemplated economic consequences to the Company and RAM if necessary to achieve business or financial objectives or to obtain confirmation of the Plan.

                  SECTION 5. Disposition of Non-Core Businesses.

                  (a) The Company shall market its pulp chemicals business for sale, with the goal of closing such sale on the Effective Date but in no event later than the Outside Date. The Company shall regularly inform RAM as to the status of the sale process, shall consult with RAM regarding the sale process and shall not accept any bid as the highest and best bid without the written agreement of RAM and as otherwise required by the Term Sheet unless pursuant to an order of the Bankruptcy Court. The net proceeds of the sale shall be allocated as provided in the Plan.

                  (b) The Company's acrylic fibers business will be transferred to local senior management of the Company's acrylic fibers business for little or no consideration; provided, however, that the Company shall not enter into any definitive documentation for such transaction unless and until RAM has approved the form and content of such definitive documentation.

                  SECTION 6. Capitalization.

                  (a) Equity. As of the Effective Date, the Company's authorized capital shall consist of 10,000,000 New SCI Common Shares and 25,000 New SCI Preferred Shares. Subject to the terms and conditions of the Plan, the Company shall issue:

                  (i) 65,000 New SCI Common Shares to the holders of Allowed Old Discount Note Claims;

                  (ii) 585,000 New SCI Common Shares to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims;


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                  (iii) 2,175,000 New SCI Common Shares to the holders of
         Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims and Investor (as designated by RAM) pursuant to the Subscription Rights Offering;

                  (iv) 2,175 New SCI Preferred Shares to Investor (as designated by RAM); and

                  (v) New SCI Warrants to purchase 15% of the fully-diluted New SCI Common Shares outstanding as of the Effective Date (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares, the exercise of all New SCI Warrants and the prior issuance of all shares available for issuance under the SCI Management Incentive Plan) to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims.

In addition, the Company shall reserve for issuance after the Effective Date the maximum number of New SCI Common Shares available for issuance under the SCI Management Incentive Plan and the number of New SCI Common Shares issuable upon conversion of all New SCI Preferred Shares and the exercise of all New SCI Warrants.

                  (b) Secured Notes Due 2009. Subject to the terms and conditions of the Plan, the Company shall issue the New SCI Notes to the holders of Old 12-3/8% Secured Note Claims and shall issue the New UC Notes to the holders of Allowed General Unsecured Claims, Old Unsecured Note Claims and Self-Insured Tort Claims.

                  (c) New Credit Agreement. On the Effective Date, the Company shall enter into a new secured revolving credit facility in an amount up to $100 million.

                  SECTION 7. Company's Board of Directors.

                  The Plan shall provide that, on the Effective Date, the Company's Board of Directors shall consist of eight members, six of which shall be designated by RAM (on behalf of Investor), one of which shall be designated by the Unofficial Secured Noteholders Committee and one of which shall be designated by the Creditors Committee. The Certificate of Incorporation of the Company shall provide that, from and after the Effective Date, RAM (on behalf of Investor and its Affiliates) shall continue to be entitled to designate a number of directors of the Company in proportion to its equity ownership of the Company (assuming the conversion of all New SCI Preferred Shares into New SCI Common Shares), but in any event not less than a majority of such directors for so long as Investor and its Affiliates hold, in the aggregate, at least 35% of the New SCI Common Shares (on a fully diluted basis), and each such director may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation or removal of any such director may only be filled by, a majority vote of the New SCI Common Shares and New SCI Preferred Shares that are owned by Investor and



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its Affiliates. During the period commencing on the Effective Date and continuing thereafter until the New SCI Notes have been paid in full, the holders of the New SCI Notes shall continue to have the right to designate one member of the Board of Directors of the Company in the manner set forth in the Plan and the member designated by the Unofficial Secured Noteholder Committee or the holders of the New SCI Notes, as the case may be, may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation or removal of such director may only be filled by, the holders of the New SCI Notes in the manner set forth in the Plan. The Director designated by the Creditors Committee shall serve for a period of two (2) years after the Effective Date, and may only be removed (other than for cause) by, and any vacancy resulting from the death, resignation or removal of such director may only be filled by, the Creditors Committee in the manner set forth in the Plan. The Persons designating initial board members of the Company shall file with the Bankruptcy Court and give to the Debtors written notice of the identities of such members on a date that is not less than five (5) days prior to the Confirmation Hearing; provided, however, that if and to the extent that any such Person fails to file and give such notice, the Debtors shall designate, after consultation with such Person, the members of the Board of Directors of the Company which such Person is entitled to designate by announcing their identities at the Confirmation Hearing.

                  SECTION 8. Matters Affecting Securities.

                  (a) At all times during the period commencing with the Effective Date and continuing thereafter for 18 months, the Company shall cause the New SCI Common Shares to be registered under Section 12(g) of, and will timely file with the SEC all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and applicable to a U.S. company subject to such sections, within such time limits and periods provided therefor notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 of such act.

                  (b) The Company, RAM (on behalf of the Investor) and any recipient of at least 5% of the fully diluted New SCI Common Shares on the Effective Date will execute and deliver on the Effective Date a registration rights agreement providing for normal and customary demand registration rights for Investor and normal and customary piggyback rights for such recipient.

                  (c) The Certificate of Incorporation of the Company shall include provisions for, and RAM, on behalf of Investor, shall execute, a tag-along agreement (the "Tag-Along Agreement") for the benefit of all holders of New SCI Common Shares and holders of New SCI Warrants (other than Investor and other Affiliates of RAM) prohibiting RAM and Investor (and its Affiliates) from selling, in a single transaction or related series of transactions (a "Proposed Transfer"), New SCI Common Shares, New SCI Preferred Shares and/or New SCI Warrants representing, in the aggregate, 50% or more of all Equity Securities (as defined below) of Chemicals unless all other holders of New SCI Common Shares and New SCI Warrants (other than Investor and its Affiliates) shall have

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         been given a reasonable opportunity to participate therein on a pro rata basis and at the same price per share and on the same economic terms and conditions applicable to such sale; provided, however, that neither RAM nor Investor (or any of its Affiliates) shall be required to provide the holders of New SCI Warrants an opportunity to participate in such Proposed Transfer, and RAM, on behalf on Investor, shall not be prohibited from selling New SCI Warrants, if the value of the aggregate per share consideration offered for New SCI Common Shares in such Proposed Transfer (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of the New SCI Common Shares into which such New SCI Preferred Shares are convertible) is less than the Minimum Consideration (as defined below). For purposes of this Section 8(c), "Equity Securities" shall mean (i) all New SCI Common Shares then outstanding assuming the conversion of all New SCI Preferred Shares and, in the event the value of the aggregate per share consideration offered for New SCI Common Shares in the Proposed Transfer (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of the New SCI Common Shares into which such New SCI Preferred Shares are convertible) is equal to or exceeds the exercise price of the New SCI Warrants, the exercise of all New SCI Warrants (including New SCI Warrants held by Investor and its Affiliates) or (ii) in the event the value of the aggregate per share consideration offered for New SCI Common Shares in the Proposed Transfer (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of the New SCI Common Shares into which such New SCI Preferred Shares are convertible) is less than the exercise price of the New SCI Warrants, all New SCI Common Shares outstanding assuming the conversion only of all New SCI Preferred Shares. For purposes of this Section 8(c), "Minimum Consideration" shall mean an amount equal to the exercise price of the New SCI Warrants. Notwithstanding the foregoing, no sale, transfer or other disposition of New SCI Common Shares, New SCI Preferred Shares and/or New SCI Warrants by an Investor to any Affiliate of RAM shall constitute a Proposed Transfer or shall otherwise be subject to this
         Section 8(c); provided, however, that the Tag-Along Agreement shall contain an acknowledgment by RAM, on behalf of any such proposed transferee that, upon any such sale, transfer or other disposition, such transferee shall be bound by the terms of the Tag-Along Agreement.

                  (d) The New SCI Common Shares and the New SCI Preferred Shares acquired by Investor pursuant to this Agreement, the New SCI Common Shares issued upon conversion of such New SCI Preferred Shares, and the New SCI Warrants acquired by the Investor pursuant to the Plan shall be conspicuously endorsed with an appropriate legend to the effect that such securities may not be sold, transferred or otherwise disposed of except in compliance with applicable securities laws. All New SCI Common Shares, New SCI Preferred Shares and New SCI Warrants acquired by the Investor pursuant to this Agreement or the Plan, and the New SCI Common Shares issued upon conversion of such New SCI Preferred Shares or exercise of such New SCI Warrants, and any New SCI



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         Common Shares, New SCI Preferred Shares or New SCI Warrants
         transferred or disposed of to any Affiliates of RAM pursuant to the last sentence of 8(c) shall be conspicuously endorsed with an appropriate legend to the effect that such securities may not be sold, transferred or otherwise disposed of except in compliance with the terms of the Tag-Along Agreement and the Company's Certificate of Incorporation.

                  SECTION 9. Conditions to Investor's Obligations Relating to the Investment.

                  The obligations of RAM to cause Investor to consummate the Investment and the other transactions contemplated herein shall be subject to the satisfaction on or before the Effective Date, or the earlier date identified below, or the written waiver by RAM, of the following conditions:

                  (a) the Disclosure Statement Order shall have been entered and there shall not be in effect any stay of such Disclosure Statement Order, nor shall such Disclosure Statement Order have been vacated or reversed;

                  (b) the Confirmation Order shall have been entered in form and substance reasonably satisfactory to Investor by December 4, 2002 (or such date as soon thereafter as possible that accommodates the schedule of the Bankruptcy Court, or by such later date as shall have been agreed to in writing by the Company, RAM, the Unofficial Secured Noteholders Committee Majority (or their advisors) or the Creditors Committee Majority (or their advisors)), and there shall not be in effect any stay of such Confirmation Order, nor shall such Confirmation Order have been vacated or reversed;

                  (c) the outstanding amount of Allowed Administrative Claims (excluding normal post-petition trade payables and amounts payable to Investor under Section 16 or Section 23) shall not exceed $40 million in the aggregate, provided, however, that this subsection is not intended to, and shall not be deemed or construed to, prohibit or limit the ability or right of RAM to object to any Administrative Claim;

                  (d) the documents necessary to implement the Plan, including the Merger Agreement, the Certificate of Incorporation of the Company, the Bylaws of the Company, the New Credit Agreement, the Purchase Agreement, the New SCI Warrants, the New Indentures, the Registration Rights Agreement, the Fibers Buyout Agreement and the SCI Management Incentive Plan, shall be in form and substance reasonably acceptable to RAM and shall be executed and delivered by the parties thereto;

                  (e) the Company shall have arranged for credit availability under the New Credit Agreement in amount, form and substance reasonably acceptable to RAM;


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

                  (f) the Company shall have received at least one bid for, and shall have executed a definitive agreement with respect to a sale of, the Pulpco Business that would result in the receipt of an amount greater than or equal to $300,000,000 in cash or other consideration acceptable to the Ad Hoc Committee (such amount to be net of all fees and expenses of the Pulpco Sale, the amount of funded debt of the Pulpco Business repaid with the consideration received and a provision for taxes or alternative minimum taxes, if any);

                  (g) all conditions precedent to the consummation of the transactions contemplated by the Purchase Agreement shall have been satisfied or waived by the parties thereto and the PulpCo Sale shall be consummated on the Effective Date;

                  (h) the Company and Investor, as applicable, shall have received all Regulatory Approvals, which shall have become final and nonappealable or any period of objection by Governmental Authorities shall have expired, as applicable;

                  (i) the Company shall have received all other material Approvals from other Persons;

                  (j) there shall not be any application for, or in effect any, injunction, stay, restraining order, appeal or decree pending before, or issued by, any court of competent jurisdiction, whether foreign or domestic, requesting a stay of or staying the effectiveness of any of the Approvals, the Disclosure Statement Order or the Confirmation Order; provided, however, that the foregoing condition shall not apply to any such injunction, stay, order or decree requested, initiated or supported by Investor, RAM or any of RAM's partners or other Affiliates or to any such request or motion made, initiated or supported by Investor, RAM or any of RAM's partners or other Affiliates;

                  (k) during the period commencing on the date hereof and continuing thereafter until the Confirmation Date, there shall have not been any Material Adverse Change. For purposes hereof, a "Material Adverse Change" shall mean any material adverse change in the business or financial condition of the Company (expressly excluding the pulp chemicals business) as such shall exist on the date of execution of this Agreement, excluding any change (i) resulting from general economic conditions in the U.S. or elsewhere or the execution of the Term Sheet or this Agreement or (ii) that affects the chemicals industry as a whole;

                  (l) the Company shall have performed in all material respects
         (i) all obligations on its part required to be performed on or before the Effective Date under this Agreement and (ii) all obligations on its part required to be performed on or before the Effective Date under all orders of the Bankruptcy Court;



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

                  (m) all representations and warranties of the Company under this Agreement shall be true in all material respects as of the Effective Date (except (i) to the extent such representations are qualified as to materiality, in which case they shall be true and correct in all respects (after giving effect to such qualifications) and (ii) to the extent such representations are expressly made as of a different date, in which case they shall be true and correct in all respects as of such date);

                  (n) all other conditions precedent to the Effective Date as set forth in the Plan shall have been satisfied on or before the Effective Date or waived as provided for in the Plan; and

                  (o) the Effective Date shall have occurred on or prior to the Outside Date unless the reason therefor shall be attributable to the breach by RAM or Investor of any of its express representations, warranties, covenants or obligations contained herein (regardless of whether Investor is an express party hereto).

                  SECTION 10. Conditions to the Company's Obligations Relating to Investment.

                  The Company's obligations to issue the Investor Securities pursuant to this Agreement and to consummate or cause the consummation of the other transactions contemplated hereby, shall be subject to the satisfaction on or before the Effective Date, or the written waiver by the Company, of the following conditions:

                  (a) the Disclosure Statement Order shall have been entered and there shall not be in effect any stay on such Disclosure Statement Order, nor shall such Disclosure Statement Order have been vacated or reversed;

                  (b) the Confirmation Order shall have been entered in form and substance reasonably satisfactory to the Company by December 4, 2002 (or such date as soon thereafter as possible that accommodates the schedule of the Bankruptcy Court, or by such later date as shall have been agreed to in writing by the Company, RAM, the Unofficial Secured Noteholders Committee Majority (or their advisors) or the Creditors Committee Majority (or their advisors)), and there shall not be in effect any stay of such Confirmation Order, nor shall such Confirmation Order have been vacated or reversed;

                  (c) the documents necessary to implement the Plan, including the Merger Agreement, the Certificate of Incorporation of the Company, the Bylaws of the Company, the New Credit Agreement, the Purchase Agreement, the New SCI Warrants, the New Indentures, the Registration Rights Agreement, the Fibers Buyout Agreement and the SCI Management Incentive Plan, shall be in form and substance reasonably acceptable to the Company and shall be executed and delivered by the parties thereto;

                  (d) the payment of the Total Purchase Price by Investor at the times and in the manner contemplated hereby;

                  (e) the Company shall have arranged for credit availability under the New Credit Agreement in amount, form and substance acceptable to the Company;

                  (f) the sale of the Company's pulp chemicals business shall have been consummated and the Company shall have retained $80 million from the proceeds of such sale;

                  (g) the Company and Investor, as applicable, shall have received all Regulatory Approvals, which shall have become final and nonappealable or any period of objection by Governmental Authorities shall have expired, as applicable;

                  (h) the Company shall have received all other material Approvals from other Persons;

                  (i) there shall not be any application for, or in effect any, injunction, stay, restraining order, appeal or decree pending before, or issued by, any court of competent jurisdiction, whether foreign or domestic, requesting a stay of or staying the effectiveness of any of the Approvals, the Disclosure Statement Order or the Confirmation Order; provided, however, that the foregoing condition shall not apply to any such injunction, stay, order or decree requested, initiated or supported by the Company or to any such request or motion made, initiated or supported by the Company;

                  (j) RAM shall have, and shall have caused Investor to, perform in all material respects (i) all obligations of RAM and Investor required to be performed on or before the Effective Date under this Agreement and (ii) all obligations of RAM and Investor required to be performed on or before the Effective Date under all orders of the Bankruptcy Court;

                  (k) all representations and warranties of RAM and Investor under this Agreement shall be true in all material respects as of the Effective Date (except (i) to the extent such representations are qualified as to materiality, in which case they shall be true and correct in all respects (after giving effect to such qualifications) and (ii) to the extent such representations are expressly made as of a different date, in which case they shall be true and correct in all respects as of such date);

                  (l) all other conditions precedent to the Effective Date as set forth in the Plan shall have been satisfied on or before the Effective Date or waived as provided for in the Plan; and

                  (m) the Effective Date shall have occurred on or prior to the Outside Date unless the reason therefor shall be attributable to the breach by the

         Company of any of its representations, warranties, covenants or obligations contained herein.

                  SECTION 11. Representations, Warranties and Agreements of the Company.

                  The Company represents and warrants to RAM and Investor as follows:

                  (a) Subject to the Bankruptcy Code, the Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been authorized by all requisite action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, upon entry of the Confirmation Order (assuming this Agreement constitutes a valid and binding obligation of RAM), shall constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  (b) The Company has complied in all material respects with the terms of all orders of the Bankruptcy Court in respect of the Investment and this Agreement.

                  (c) The Company has delivered to RAM copies of the audited balance sheets, statements of income, stockholders' equity and cash flows of the Company and its affiliates, on a consolidated basis, for the fiscal year ended September 30, 2001 and for the three years then ended, together with the notes thereto; and unaudited balance sheets, statements of income, stockholders' equity and cash flows of the Company and its affiliates, on a consolidated basis, for the three and nine-month periods ending June 30, 2002. Such financial statements present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the financial position and results of operations of the Company as of the dates and for the periods therein set forth.

                  (d) No written statement, memorandum, certificate, schedule or other written information provided to Investor by or on behalf of the Company in connection with the transactions contemplated hereby, when viewed together with all other written statements and information provided to Investor by or on behalf of the Company, in light of the circumstances under which they were made, (i) contains any materially misleading statement or (ii) omits to state any material fact necessary to make the statements therein not misleading.

                  (e) Except as disclosed on Schedule I, there is no suit, claim, action, proceeding, or investigation pending or, to the knowledge of the

         Company, threatened against or directly affecting the Company, any subsidiary of the Company or any of the directors or officers of the Company or any of its subsidiaries in their capacity as such which would have a material adverse effect on the Company.

                  The Company agrees that:

                  (i) the Company shall promptly notify, but in any event within 5 (five) days, RAM of receipt of information that there is a suit, claim, action, proceeding, or investigation pending or threatened against or directly affecting the Company, any subsidiary of the Company or any of the directors or officers of the Company or any of its subsidiaries in their capacity as such, in which the damages sought exceed $175,000 individually or $1,000,000 when taken in the aggregate; and

                  (ii) RAM or its agents shall have reasonable access to all facilities used for the conduct of the Company's businesses during normal business hours, and the Company shall make its management available to RAM or its agents upon its reasonable request and notice.

                  SECTION 12. Representations and Warranties of RAM.

                  RAM, as to itself or on behalf of Investor (as applicable), represents and warrants to the Company as follows:

                  (a) RAM has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the consummation by RAM of the transactions contemplated hereby have been authorized by all requisite action on the part of RAM. This Agreement has been duly and validly executed and delivered by RAM on it own behalf and on behalf of its Affiliates' managed funds and accounts and, constitutes a legal, valid and, upon entry of the Confirmation Order (assuming this Agreement constitutes a valid and binding obligation of the Company), binding obligation of RAM and the Investor enforceable against RAM and the Investor in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  (b) RAM has full legal authority and power of attorney to bind Investor to consummate the transaction contemplated herein in all respects, and RAM has such knowledge of Investor and its affairs to have a reasonable basis for making the representations and warranties of Investor made on its behalf by RAM herein.

                  (c) Investor has, or has binding commitments for, sufficient funds to pay the Total Purchase Price and to consummate the transactions contemplated by this Agreement.

                  (d) No written statement, memorandum, certificate, schedule or other written information provided to the Company or any of its representatives by or on behalf of RAM when viewed together with all other written statements and information provided to the Company and its representatives by or on behalf of RAM, in light of the circumstances under which they were made, (i) contains any materially misleading statement or (ii) omits to state any material fact necessary to make the statements therein not misleading.

                  (e) No Approvals (other than those which have been applied for and obtained) are required for the execution, delivery and performance of this Agreement and the consummation by RAM or the Investor of the transactions contemplated hereby.

                  (f) The Investor Securities will be acquired for investment for the account of such Investor, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; and Investor has no present intention of selling, granting any participation in or otherwise distributing the same.

                  (g) Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to any of the Investor Securities.

                  (h) RAM, as agent and on behalf of Investor, participated fully in the formulation of the Plan of which the acquisition of the Investor Securities hereunder is a part. RAM, as agent and on behalf of Investor, has received all information it considers necessary or appropriate for deciding whether to cause Investor to purchase the Investor Securities, and RAM, as agent and on behalf of Investor, has had an opportunity to ask questions of, and receive answers from, the Company regarding the terms and conditions of the offering of the Investor Securities and the business, properties, prospects and financial condition of the Company.

                  (i) RAM, on behalf of the Investor or its Affiliates, has invested in securities of numerous companies undergoing restructuring through bankruptcy proceedings and represents that (i) Investor can bear the economic risk and the total loss of the Investment and (ii) RAM has such knowledge, experience and sophistication in financial or business matters that it is capable of evaluating the merits and risks of the Investment in the Investor Securities. RAM further represents that Investor has not been organized for the purpose of acquiring the Investor Securities or, in such case, that the equity holders of such Investor are "accredited investors" within the meaning of Rule 501 of Regulation D, as promulgated by the SEC and as presently in effect ("Rule 501").

                  (j) Investor is an "accredited investor" within the meaning of Rule 501.

                  (k) Investor understands that the Investor Securities are characterized as "restricted securities" under the federal securities laws (as they are being acquired from the Company in a transaction not involving a public offering pursuant to Section 4(2) of the Securities
         Act), and that under such laws and applicable regulations the Investor Securities may be resold without registration under the Securities Act only in certain limited circumstances. In the absence of an effective registration statement covering the Investor Securities (or the New SCI Common Shares issued on conversion or exercise thereof, as applicable) or an available exemption from registration under the Securities Exchange Act of 1934, as amended, the Investor Securities (and any New SCI Common Shares issued on conversion or exercise thereof, as applicable) must be held indefinitely. In this connection, such Investor represents that it is familiar with Rule 144 under the Securities Act of 1933, as amended, as presently in effect, and understands the resale limitations imposed thereby, and to the extent applicable, by the Securities Exchange Act of 1934, as amended.

                  SECTION 13. Undertakings of RAM.

                  (a) RAM shall cause Investor to take all actions necessary to consummate the Investment. It is expressly understood and agreed that payment of the Total Purchase Price is a material element of the Plan, and that upon the failure to pay all or any portion of the Total Purchase Price in accordance with the terms of this Agreement, the Company shall be entitled to pursue all available remedies in law or at equity.

                  (b) RAM shall provide sufficient evidence of its authority to execute this Agreement on behalf of Investor as the Company may reasonably request; provided, however, that the Company shall maintain as confidential all such information provided.

                  (c) The obligations of RAM and Investor hereunder shall not be subject to any due diligence or other conditions other than those expressly set forth herein.

                  (d) On or before the close of business on October 25, 2002, RAM shall provide to the Company a schedule identifying (i) the names of the funds and/or accounts constituting Investor, (ii) the amounts to be invested by such funds and/or accounts, (iii) entity status of such funds and/or accounts, and (iv) the addresses of each such fund and/or account; provided, however, that no term of this Agreement shall prevent RAM from designating additional or substitute funds constituting Investor at any time prior to the Effective Date. The Company hereby agrees to maintain as confidential all such information.

                  (e) On or before the close of business on October 25, 2002, and subject to the terms of an escrow agreement to be executed between the Company and RAM in form and substance reasonably acceptable to RAM (the "Escrow Agreement"), RAM shall cause Investor to transfer to a segregated, interest bearing account of the Company a deposit equal to $9,000,000 (the "Deposit"), which amount is equal to 15% of the new capital commitment contemplated by Section 3 hereof. The Escrow Agreement shall provide, among other things, that the Deposit, subject to customary terms and conditions terms with respect to retention of the Deposit by the Company in the event of certain breaches of the Agreement by RAM or Investor to be mutually agreed upon by the Company and RAM, together with the interest earned thereon, shall be released (i) to RAM promptly after the date of any termination of this Agreement by RAM pursuant to
         Section 34(a) or (ii) to the Company on the Effective Date as partial payment of the total amount due and payable to the Company on the Effective Date pursuant to this Agreement.

                  SECTION 14. Financial Information.

                  (a) The Company shall provide RAM with reports of the Company's operating performance, in form and substance reasonably satisfactory to Investor, on a monthly basis no later than 30 (thirty) days after the end of each month.

                  (b) The Company shall deliver to RAM, as soon as it is available, a copy of the unaudited balance sheet of the Company as of the end of each fiscal quarter of the Company prior to the Effective Date and the unaudited statements of income and cash flows for the periods then ended.

                  (c) The Company shall deliver to RAM, no later than December 24, 2002, copies of the audited balance sheets, statements of income, stockholders' equity and cash flows of the Company on a consolidated basis, for the fiscal year ended September 30, 2002 and for the three years then ended, together with the notes thereto. Such financial statements shall present fairly, in accordance with generally accepted accounting principles (applied on a consistent basis except as disclosed in the footnotes thereto), the financial position and results of operations of the Company as of the dates and for the periods therein set forth.

                  (d) The Company shall notify RAM promptly upon any material change in its ability to operate any of its assets.

                  (e) The Company shall promptly furnish to RAM such other information and in such form as RAM may reasonably request.

                  SECTION 15. Certain Taxes.

                  The Company shall bear and pay all transfer, stamp or other similar taxes (if any are not exempted under Section 1146 of the Bankruptcy
Code) imposed in connection with the issuance and sale of the Investor
Securities.

                  SECTION 16. Break-Up Fee; Expense and Fee Reimbursements.

                  (a) Subject to approval of the Bankruptcy Court, and after the date of execution of this Agreement, if the Company files an Alternative Plan, RAM shall be entitled to a break-up fee from the Company in the amount of $1,800,000 plus an amount equal to all documented out-of-pocket expenses incurred by RAM in connection with the Plan, payable by wire transfer of same day funds; provided however, that the aggregate amount of out-of-pocket expenses reimbursed to RAM, together with all other expenses for which RAM is reimbursed pursuant to Section 16(b), shall not exceed $1,000,000 in the aggregate.

                  (b) Subject to approval of the Bankruptcy Court, the Company shall, from time to time, upon request and upon receipt of an accounting reasonably acceptable to the Company, promptly reimburse RAM for all reasonable out-of-pocket expenses actually paid or incurred by RAM on behalf of Investor in connection with its due diligence in pursuit of the Investment (including up to $250,000 as provided for in that certain letter from the Company to RAM dated May 13, 2002 (adequate documentation for which the Company hereby acknowledges having previously been provided) and all out-of-pocket fees incurred in connection with the sale of the Company's pulp chemicals business, including without limitation the fees of Renard Strautman; provided, however, that in the event that the break-up fee becomes payable to RAM in accordance with Section 16(a), the aggregate amount of expenses to be reimbursed by the Company, including the expenses referred to in this paragraph (b) and the expenses included within the break-up fee, shall not exceed $1,000,000 in the aggregate.

                  (c) The Company shall use commercially reasonable efforts, and endeavor in good faith and without unreasonable delay, to obtain an order of the Bankruptcy Court approving the break-up fee and the reimbursement of expenses provided for in Sections 16(a) and 16(b) above.

                  (d) Notwithstanding any provision of this Agreement to the contrary, the Company shall have no obligation under this Agreement to pay, or reimburse RAM or any other Person for, any expenses or fees unless approved by the Bankruptcy Court either by specific order or pursuant to the Plan as confirmed.

                  SECTION 17. No Solicitation; Alternate Bid Procedures; etc.

                  (a) Prior to the termination of this Agreement, but subject to its fiduciary duties, the Company shall not, directly or indirectly, solicit or knowingly encourage the initiation of any inquiries or proposals regarding any transaction that if consummated would constitute an Alternative Plan; provided, that the Company may answer questions and furnish information in response to unsolicited inquiries.

                  (b) Notwithstanding the foregoing, the Company may provide information to and enter into negotiations with potential alternate bidders regarding unsolicited proposals for an Alternative Plan ("Alternate Bids") in accordance with the agreement reached on October 7, 2002, among the Company, the Creditors Committee, the Unofficial Secured Noteholders Committee, Phoenix Acquisition Corporation, Mariner Investment Group, Inc. and Trilogy Capital LLC as to procedures (the "Alternate Bid Procedures") to allow for consideration of Alternate Bids as set forth in this Section 17(b) and as described in the Disclosure Statement, as such description may be modified and amended from time to time. Any Alternate Bid (together with any and all related documents) must be submitted to the Company and RAM prior to 9:00 a.m. New York time on October 28, 2002. The Company shall also provide to RAM copies of any written proposals, and summaries of any oral proposals, received prior to 9:00 a.m. on October 27, 2002 within 24 hours after the receipt of such proposals. Any Alternate Bid must be without contingencies and conditions (other than substantially similar contingencies and conditions to those to RAM's and the Investor's obligations under this Agreement), must be fully financed (and evidence of committed financing must be provided to RAM and the Company at the time such proposal is made) and must be capable of being consummated by December 31, 2002. The Company shall advise RAM by 9:00 a.m. New York time on October 29, 2002 whether any Alternate Bid is considered more favorable to the Estates and the Creditors, together with an analysis of the basis for such conclusion. No later than 9:00 a.m. New York time on October 30, 2002, the Company shall notify RAM if the Company, in consultation with the Creditors Committee and the Unofficial Secured Noteholders Committee, has determined to accept a more favorable Alternate Bid. In the event the Company notifies RAM of its determination to accept a more favorable Alternate Bid, RAM shall be entitled to, until 12:00 p.m. New York time on October 30, 2002, either
         (i) submit to the Company a counter-proposal to such more favorable Alternate Bid or (ii) immediately terminate this Agreement pursuant to
         Section 34(a). A meeting will be held on October 30, 2002 commencing at 9:00 a.m. New York time, to be attended by the Company, the Creditors Committee, the Unofficial Secured Noteholders Committee, RAM and any party who timely submitted an Alternate Bid, at which (A) any proponent of an Alternate Bid shall be entitled to submit one or more counter-proposals to any existing Alternate Bid or any counter-proposal(s) submitted by RAM, and (B) RAM shall be entitled to submit one or more counter-proposals to any counter-proposal(s) submitted by any proponent of an Alternate Bid, provided, that, RAM and each of such other parties shall have the right to make topping counter-proposals until 1:30 p.m. Central Time on October 31, 2002 (the "Bidding Deadline"). At the Bidding Deadline, the Company, in the exercise of its business judgment and in consultation with the Creditors Committee and the Unofficial Secured Noteholders Committee, will determine which among the proposal of RAM as set forth in this Agreement (including any counter-proposal) and any Alternate Bids submitted is most favorable to the Estates and the Creditors, taking into account the factors listed above and such other factors as may be deemed relevant, including the existence, or absence, and the amount of any deposit to secure the performance of any Alternate Bid. The Company will submit its determination as to which bid is most favorable to the Bankruptcy Court for approval on October 31, 2002. If at the Bidding Deadline the Company, in consultation with the Creditors Committee and the Unofficial Secured Noteholders Committee, has determined to accept an Alternate Bid, RAM shall be entitled to immediately terminate this Agreement in accordance with Section 34(a). The Company shall be entitled to terminate this Agreement, with the consent of the Creditors Committee Majority (or its advisors) and the Unofficial Secured Noteholders Committee Majority (or its advisors) upon acceptance of an Alternate Bid in accordance with Section 34(a). To the extent of any inconsistency between this Section 17(b) and the description of the Alternate Bid Procedures in the Disclosure Statement, the description in the Disclosure Statement shall govern and is incorporated herein by reference.

                  (c) Notwithstanding anything to the contrary in this Agreement, the Company and RAM agree and acknowledge that in the event that the Company accepts a RAM counter-proposal in accordance with
         Section 17(b) above, (i) this Agreement shall be deemed to be amended to include the terms of such more favorable counter-proposal and (ii) RAM and the Company shall take all such actions as are commercially reasonable to effect such counter-proposal, subject to Bankruptcy Court approval.

                  (d) Notwithstanding anything to the contrary in this Agreement, in the event the Company (i) elects to accept an Alternate Bid or files an Alternative Plan and (ii) elects to terminate this Agreement, or if RAM shall terminate this Agreement pursuant to Section 34(a) hereof, RAM and the Investor shall (i) be released from their obligations hereunder with the exception of their obligations set forth in Sections 21(b), 27, 33, 34 and 35, (ii) not be obligated to vote to approve any such Alternative Plan, (iii) be able to rescind any prior vote and may vote to reject the Plan and (iv) retain all their rights under the Bankruptcy Code.

                  SECTION 18. Interim Period.

                  The Company covenants as follows with respect to the period prior to the earlier of the Effective Date and the termination of this
Agreement:

                  (a) The Company shall use commercially reasonable efforts and take all actions reasonably necessary or appropriate to preserve the business, assets and goodwill of the Company's petrochemicals and pulp chemicals businesses and to operate the petrochemicals and pulp chemicals businesses of the Company in the ordinary and normal course consistent in all material respects with prior practices.

                  (b) Except as expressly permitted hereunder or with the written consent of RAM (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall not implement any material changes to the operation of its petrochemicals business,
         (ii) shall not enter into any new material contracts (such as labor union contracts and employment contracts) or amend, modify or terminate any such contracts, or waive any of its material rights thereunder and (iii) shall not modify its petrochemicals business plans or budgets in any material respect; provided, however, that nothing in this Agreement shall be construed to prohibit the Company from taking any of the following actions (collectively, the "Permitted Transactions"):

                  (A) operating its businesses or managing its properties in the ordinary course, and paying obligations that arise in connection therewith;

                  (B) complying with its obligations as a debtor-in-possession under the Bankruptcy Code, the Bankruptcy Rules and orders of the Bankruptcy Court;

                  (C) renewing or extending existing contracts for products and services, or entering into replacement contracts for such products and services, in the ordinary course of business and upon terms and conditions available in the market place in arms'-length transactions with non-Affiliates;

                  (D) reconciling, objecting to and litigating or resolving claims asserted against the Company;

                  (E) paying administrative obligations that arise in the ordinary course or are authorized to be paid by order of the Bankruptcy Court, including obligations for fees and expenses owed to professionals employed by the Company and the Creditors Committee, and compromising any of such obligations as may be appropriate;

                  (F) amending the Company's existing debtor-in-possession credit facility ("Present DIP Financing") as necessary to insure the availability of funding through the Effective Date;

                  (G) selling the Company's pulp chemicals business as contemplated by the Plan but subject to compliance with Section 5(a);

                  (H) disposing of the Company's acrylic fibers business as contemplated by the Plan but subject to compliance with Section 5(b); or

                  (I) selling or otherwise disposing of surplus assets within the limits specified in the Present DIP Financing.

                           (c) The Company shall provide RAM with (i) access to all of the Company's data (as reasonably requested by Investor), (ii) access to the Company's officers and (iii) full opportunity to investigate the Company's businesses and assets. The Company shall keep RAM fully informed in reasonable detail and with all reasonable promptness regarding (A) negotiations with its creditors, employees, labor unions and other interested parties in the Company's chapter 11 case and (B) the nature of, and any material changes to, its condition (financial or other), businesses, assets, liabilities (including contingencies), properties, results of operations and cash flows.

                  (d) The Company will promptly advise RAM, and will afford RAM with reasonable and timely opportunities to consult, regarding any material actions to be taken or omitted by the Company with respect to the proceedings in the Bankruptcy Court or with respect to any material changes in its charter or bylaws, material capital commitments, material capital expenditures, material financing transactions (including renegotiations or other modifications to existing material debt, credit or lease liabilities or arrangements, material purchases or sales of assets, material contracts or material litigation); provided, however, that, notwithstanding anything to the contrary contained in this Agreement, ultimate control of the business of the Company shall remain exclusively with the Company until the Effective Date.

                  (e) As soon as practicable, the Company and RAM will make, and cooperate in making, all filings, applications, requests for consents or similar authorizations for any Regulatory Approvals.

                  SECTION 19. Cooperation.

                  (a) The Company and RAM shall use commercially reasonable efforts and endeavor in good faith and without unreasonable delay to
         (i) file any modifications to the Plan as may be necessary (and which are in, any event, consistent with the provisions of the Term Sheet and this Agreement), (ii) obtain the Initial Order, the Disclosure Statement Order and the Confirmation Order; (iii) subject to the entry of the Confirmation Order, consummate the transactions contemplated by this Agreement, and (iv) obtain all necessary Approvals, all within the respective time periods set forth in this Agreement. RAM agrees to cooperate in good faith with all reasonable requests of the Company in performing the obligations under this paragraph (a).

                  (b) The Company shall consult and coordinate with RAM with respect to all material filings, hearings and other proceedings in the Bankruptcy Court, including, without limitation, those that are pertinent to (i) the Company's performance of its obligations under this Agreement or to the satisfaction of the conditions to the consummation of the transactions contemplated hereby or (ii) the entry of the Initial Order, the Disclosure Statement Order and the Confirmation Order. Such consultation and coordination shall include providing RAM with reasonable opportunity to review and comment on all significant drafts of the Initial Order, the Disclosure Statement Order and the Confirmation Order, which documents shall be in form and substance satisfactory to RAM.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, neither the refusal or failure of the Bankruptcy Court to enter the Initial Order, the Disclosure Statement Order or the Confirmation Order, nor the confirmation of a plan of reorganization relating to the Company other than the

         Plan, shall constitute a breach of this Agreement by either party, except to the extent that such refusal or failure resulted primarily from a breach by such party of one or more of its obligations under this Agreement.

                  SECTION 20. Public Announcements.

                  Unless otherwise mutually agreed, neither party hereto shall make or authorize any public release of information regarding the matters contemplated by this Agreement, except that (a) the parties may communicate with employees, creditors and other parties in interest in the Company's chapter 11 case, customers, suppliers, stockholders, bondholders, lenders, lessors, Governmental Authorities, analysts, stock exchanges and other particular groups, including prospective lenders and investor groups, as may be necessary or appropriate and not inconsistent with the prompt consummation of the transactions contemplated by this Agreement, it being understood that each party hereto will keep the other reasonably informed with respect to such communications which are material and not confidential, and (b) either party, on advice of legal counsel, may make such press releases and other public disclosures as it deems necessary to comply with applicable law.

                  SECTION 21. Liability.

                  (a) RAM or Investor and its permitted assigns (including any Affiliate, stockholder, director, officer, agent, advisor or Representative (as defined below) thereof shall not have nor be under any liability of any nature whatsoever to the Company arising out of or in any manner connected with this Agreement, or any actions, inactions or omissions in any manner relating hereto or to any actions or transactions contemplated hereby, whether occurring prior to or after the date hereof, except to the extent that RAM or Investor is liable to the Company for damages which are found in a final judgment by a court of competent jurisdiction to have resulted from any material breach by RAM or Investor of an express obligation or undertaking contained in this Agreement (regardless of whether Investor is an express party hereto) or any material breach (as of the date made) by RAM or Investor of an express representation or warranty contained in this Agreement (regardless of whether Investor is an express party hereto) or for any act of bad faith or willful or deliberate wrongdoing by RAM or Investor, which bad faith, breach or wrongdoing is not discontinued or remedied promptly (and in any event within 7 (seven) days) after written notice thereof specifying the same in reasonable detail from the Company.

                  (b) The Company and its permitted assigns (including any Affiliate, stockholder, director, officer, agent, advisor or Representative thereof (as defined in 21(d) below)) shall not have nor be under any liability of any nature whatsoever to Investor arising out of or in any manner connected with this Agreement, or any actions, inactions or omissions in any manner relating hereto or to any actions or transactions contemplated hereby, whether occurring prior to or after the date hereof, except to the extent that the Company is liable to Investor for damages which are found in a final judgment by a court of competent jurisdiction to have resulted from any material breach by the Company of an express obligation or undertaking contained in this Agreement or any material breach (as of the date made) by the Company of an express representation or warranty contained in this Agreement or for any act of bad faith or willful or deliberate wrongdoing by the Company, which bad faith, breach or wrongdoing is not discontinued or remedied promptly (and in any event within 7 (seven) days) after written notice thereof specifying the same in reasonable detail from RAM or Investor.

                  (c) The Plan shall contain standard exculpations (i) providing that neither RAM nor Investor nor the Company (nor other appropriate parties as identified in the Plan) shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Company's chapter 11 case, the formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan, and (ii) providing that no holder of a Claim or an Interest, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys or affiliates, and none of their respective successors or assigns, shall have any right of action against RAM or Investor or the Company (or other appropriate parties as identified in the Plan), or any of their respective present or former members, officers, directors, employees, advisors or attorneys, for any act or omission in connection with, relating to or arising out of, the Company's chapter 11 case, the formulation, negotiation or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

                  (d) "Representative" shall include (i) any and all officers, directors, employees, Affiliates, agents, partners and representatives of a Person, (ii) all lawyers, financial advisers, appraisers, accountants, other professionals or consultants (and their respective officers, directors, employees, Affiliates, agents, partners and representatives) engaged by a Person and (iii) any prospective purchaser of any Investor Securities and any prospective lender that is considering making a loan to the Investor to assist in the consummation of the transactions contemplated hereby and their respective lawyers, financial advisers, appraisers, accountants, other professionals or consultants (and their respective officers, directors, employees, Affiliates, agents, partners and representatives) engaged by such prospective purchaser or lender.

                  SECTION 22. Assumption and Rejection Decisions.

                  (a) RAM agrees that Company may assume all plans, programs and policies benefiting the Company's current and former employees existing as of the date hereof (the "Existing Plans"); provided, however, that the assumption of any Existing Plan will not impair or infringe upon the right of the Company to thereafter terminate or modify the same in accordance with the provisions thereof. At any time prior to the Effective Date, RAM may suggest revisions to the Existing Plans based on prudent business considerations and, if such suggestions are made, the Company will consider such suggestions in good faith.

                  (b) Except with respect to Existing Plans, the Company's decisions with respect to assumption or rejection of prepetition executory contracts and unexpired leases shall be subject to approval by RAM.

                  SECTION 23. Administrative Expense.

                  All amounts owed to RAM or its assignees by the Company under this Agreement and approved by order of the Bankruptcy Court in respect thereof shall be treated as an allowed administrative expense priority claim under
Section 507(a)(1) of the Bankruptcy Code.

                  SECTION 24. Notices.

                  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) or by prepaid express courier to the parties at the following addresses or facsimile numbers:

                 If to the Company:     Sterling Chemicals, Inc.
                                        1200 Smith Street, Suite 1900
                                        Houston, Texas 77002
                                        Attention:  David G. Elkins
                                        Fax Number:  (713) 750-0079
                                        Attention:  Kenneth M. Hale
                                        Fax Number:  (713) 654-9577

                 with a copy to:        Skadden, Arps, Slate, Meagher & Flom LLP
                                        Four Times Square
                                        New York, New York  10036-6522
                                        Attention: D.J. Baker
                                        Fax Number:  (212) 735-2000

                 If to RAM or Investor: Resurgence Asset Management, L.L.C.
                                        10 New King Street
                                        White Plains, New York  10604
                                        Attention:  Byron Haney
                                        Fax Number:  (914) 683-3610
                                        Attention:  Marc Kirschner
                                        Fax Number:  (914) 683-3610
                 with a copy to:        Weil, Gotshal & Manges LLP
                                        700 Louisiana, Suite 1600
                                        Houston, Texas  77002
                                        Attention:  Alfredo R. Perez
                                        Fax Number:  (713) 224-9511

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 24 be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 24, be deemed given upon receipt, and (c) if delivered by mail or by express courier in the manner described above to the address as provided in this Section 24, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 24). Either party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                  SECTION 25. Governing Law.

                  Except to the extent inconsistent with the Bankruptcy Code, this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts or choice of law under which the laws of any other jurisdiction would apply.

                  SECTION 26. Amendment and Waivers.

                  No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of either party in exercising any right, power or privilege hereunder, and no course of dealing between the parties, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on either party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either party to any other or further action in any circumstances without notice or demand.

                  SECTION 27. No Third Party Beneficiary.

                  This Agreement is made solely for the benefit of the Company, RAM and Investor and their respective permitted assigns, and no other Person (including, without limitation, employees, customers, suppliers, contract parties, stockholders and creditors of the Company) shall have any right, claim or cause of action under or by virtue of this

Agreement, except to the extent such Person is entitled to protection as contemplated by Section 31.

                  SECTION 28. Assignment.

                  Except as otherwise provided herein and by the terms of the Investor Securities, RAM may assign all or part of its rights under this Agreement to any of its Affiliates and may assign any Investor Securities (or the right to purchase any Investor Securities) to any lawfully qualified Person or Persons, and the Company may assign this Agreement to any Person with which it may be merged or consolidated or to whom substantially all of its assets may be transferred in facilitation of the consummation of the Plan and the effectuation of the issuance and sale of the Investor Securities as contemplated hereby. None of such assignments shall relieve the Company, RAM or Investor of any obligations hereunder.

                  SECTION 29. Counterparts.

                  This Agreement may be executed by the parties hereto in counterparts and by telecopy, each of which shall be deemed to constitute an original and all of which together shall constitute one and the same instrument. With respect to signatures transmitted by telecopy, upon request by either party to the other party, an original signature of such other party shall promptly be substituted for its facsimile.

                  SECTION 30. Invalid Provisions.

                  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, rules or regulations, and if the rights or obligations of Investor and the Company under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. If the rights and obligations of Investor or the Company will be materially and adversely affected by any such provision held to be illegal, invalid or unenforceable, then unless such provision is waived in writing by the affected party in its sole discretion, this Agreement shall be null and void.

                  SECTION 31. Directors' Liability and Indemnification.

                  (a) RAM shall permit the Company to seek to assume, and subject to the entry of the Confirmation Order the Plan shall provide for the assumption of, the prepetition indemnification agreements between the Company and the Designated Directors, Officers and Employees. In addition, (i) RAM agrees that the Plan shall include releases in favor of the Designated Directors, Officers and Employees and the Company's present agents, equity holders, financial advisors, representatives, affiliates and professionals (including Professionals (as such term is defined in the Plan) retained by the Company) as of the Effective Date, excluding, in each case, any Person who has, on or before the Effective Date, asserted any claim (other than a Proof of Claim as to which the Company has not made any objection on or before the Effective Date) or initiated any suit, action or similar proceeding against the Company that has not been waived by such Person in its entirety on or prior to the Effective Date (the "Releases") and (ii) RAM shall permit the Company to enter agreements and take such other action as necessary to effectuate the Releases as contemplated under the Plan.

                  (b) RAM, on behalf of itself and Investor, agrees that no recourse or liability whatsoever shall be had, directly or indirectly, against any Person who is a director or executive officer of the Company on the date hereof with respect to this Agreement, the Plan or the consummation of the transactions contemplated hereby or thereby, such recourse and liability, if any, being expressly waived and released by RAM, on behalf of itself and Investor, as a condition of, and in consideration for, the execution and delivery of this Agreement provided, however, that if (i) the Company files an Alternate Plan or
         (ii) RAM terminates this Agreement pursuant to Section 34(a), this
         Section 31(b) shall be null and void and RAM shall retain all of its rights, remedies and causes of action.

                  (c) Upon, and at all times after the Effective Date, the Certificate of Incorporation and Bylaws of the Company shall contain provisions which (i) eliminate the personal liability of the Company's present and future directors for monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law and (ii) require the Company subject to appropriate procedures, to indemnify the Designated Directors, Officers and Employees and the Debtors' present and future directors, officers and other key employees to the fullest extent permitted by applicable law, including, without limitation, for pre-Effective Date acts and occurrences.

                  (d) The Company shall be permitted to enter into written agreements with each person who is a director, officer or member of management of the Company as of the Effective Date providing for similar indemnification of such person and providing that no recourse or liability whatsoever with respect to the Plan, the Investment Agreement or the consummation of the transactions contemplated hereby or thereby shall be had, directly or indirectly, by or in the right of the Company against such person.

                  SECTION 32. Jurisdiction of Bankruptcy Court.

                  The parties agree that the Bankruptcy Court shall have and retain exclusive jurisdiction to enforce and construe the provisions of this Agreement.

                  SECTION 33. Interpretation.

                  In this Agreement, unless a contrary intention appears, (a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision and (b) reference to any Section means such Section hereof. The Section headings herein are for convenience only and shall not affect the construction hereof. No provision of this Agreement shall be interpreted or construed against either party solely because such party or its legal representative drafted such provision.

                  SECTION 34. Termination.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective Date:

              (i) by mutual consent of RAM and the Company (with the consent of the Creditors Committee Majority and the Unofficial Secured Noteholders Committee Majority or their respective advisors);

              (ii) by either RAM or the Company (with the consent of the Creditors Committee Majority and the Unofficial Secured Noteholders Committee Majority or their respective advisors) if a domestic court of competent jurisdiction or a domestic Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Investment, and such order, decree or ruling or other action shall have become final and non-appealable;

              (iii) by RAM if:

                           (A) any of the conditions specified in Sections 9(b) or 9(o) hereof has not been satisfied by the respective deadlines (as extended from time to time) set forth with respect thereto in such clauses for any reason other than a material breach by RAM or Investor of any of its express representations, warranties, covenants or obligations under this Agreement (regardless of whether Investor is an express party hereto);

                           (B) any of the other conditions specified in Section 9 hereof has not been or, in the reasonable good faith determination of RAM, will not be able to be satisfied by the Outside Date for any reason other than a material breach by RAM or Investor of any of its express representations, warranties, covenants or obligations under this Agreement (regardless of whether Investor is an express party hereto);

                           (C) the Initial Order is not approved at the hearing convened for the purpose of considering the Initial Order and RAM provides written notice to the Company of its election to terminate this Agreement within 10 (ten) days of such hearing provided, that, absent such timely notice, RAM shall not be entitled to terminate this Agreement under this Section 34(a)(iii)(C);

                           (D) an order is entered by a court of competent jurisdiction reversing or staying the Initial Order;

                           (E) the Company has breached in any material respect any of its covenants or obligations hereunder;

                           (F) any of the Company's representations or warranties made herein prove to have been inaccurate in any material respect when made; or

                           (G) in accordance with Section 17(b) hereof, if the Company notifies RAM of its determination to accept an Alternate Bid;

         provided, however, that RAM shall not be entitled to terminate this Agreement pursuant to this clause (iii) at a time when RAM (or it Affiliates, including Investor) shall be in material breach of any of its representations, warranties, covenants or obligations under this Agreement (regardless of whether Investor is an express party hereto); and, provided further, however, that upon RAM becoming aware of any breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement, or the failure of conditions or the occurrence or nonoccurrence of any other event, in any such case which would give RAM the ability to terminate this Agreement pursuant to the provisions of this clause (iii), RAM promptly shall notify the Company, the Unofficial Secured Noteholders Committee and the Creditors Committee in writing of its intention to terminate this Agreement, specifying the provision hereof under which RAM is exercising such right and, in the case of proposed termination under clause (B), (C) or (D) above, shall provide the Company 7 (seven) business days to cure such breach or remedy such occurrence or nonoccurrence;

              (iv) by the Company if:

                           (A) any of the conditions specified in Sections 10(b) or 10(m) hereof has not been satisfied by the respective deadlines (as extended from time to time) set forth with respect thereto in such clauses for any reason other than a material breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement;

                           (B) any of the other conditions specified in Section 10 hereof has not been or, in the reasonable good faith determination of the Company, will not be able to be satisfied by the Outside Date for any reason other than a material breach by the Company of any of its representations, warranties, covenants or obligations under this Agreement;

                           (C) RAM has breached in any material respect any of its covenants or obligations hereunder; or

                           (D) any of RAM's representations or warranties made herein prove to have been inaccurate in any material respect when made;

         provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this clause (iv) at a time when the Company shall be in material breach of any of its representations, warranties, covenants or obligations under this Agreement; and, provided further, however, that upon the Company becoming aware of any breach by Investor of any of its representations, warranties, covenants or obligations hereunder or under this Agreement, or the failure of conditions or the occurrence or nonoccurrence of any other event, in any such case which would give the Company the ability to terminate this Agreement pursuant to the provisions of this clause (iv), the Company promptly shall notify RAM, the Unofficial Secured Noteholders Committee and the Creditors Committee in writing of its intention to terminate this Agreement, specifying the provision hereof under which the Company is exercising such right and, in the case of a proposed termination under clause (B), (C) or (D) above, shall provide RAM 7 (seven) business days to cure such breach or remedy such occurrence or nonoccurrence; or

              (v) by the Company, with the consent of the Creditors Committee Majority and the Unofficial Secured Noteholders Committee Majority or their respective advisors, in the event of an acceptance of an Alternate Bid as contemplated in Section 17(b);

                           (b) In the event of the termination of this Agreement by either party pursuant to paragraph (a) above, written notice thereof shall be promptly given to the other party and, subject to paragraph
         (d) below, this Agreement shall terminate and the transactions contemplated hereby and thereby shall be abandoned without further action by Investor or the Company.

                           (c) This Agreement shall automatically terminate upon confirmation of an Alternative Plan.

                           (d) In the event of the termination of this Agreement as provided in paragraph (a) or (c) above, (i) this Agreement shall forthwith become null and void, (ii) RAM shall have no further obligations under the Term Sheet. or any other agreements entered into in connection therewith and (iii) there shall be no liability on the part of RAM or the Company or any of their respective partners, officers, directors, employees, agents or stockholders, except for fraud or for willful breach of this Agreement (but only if the Confirmation Order is entered) provided, however, that, that the parties shall continue to be obligated as set forth in Sections 16, 21(a), 21(b), 27, 33 and 35, and this Section 34, all of which Sections shall survive the termination of this Agreement, and RAM shall retain its consent rights under Section 10.4 of the Plan.

                           (e) The termination of this Agreement pursuant to paragraph (a) above shall become effective when (i) in the case of a termination pursuant to clause (i) of paragraph (a) above, the required consent is executed, and (ii) in the case of a termination pursuant to any other clause of paragraph (a) above, the required notice is given by the terminating party and any applicable cure period has passed without cure of the relevant breach or remedy of the relevant occurrence or non-occurrence.

                  (f) No termination of this Agreement pursuant to this Section 34 shall constitute a breach of this Agreement. The termination of this Agreement shall not cause or constitute a termination of any existing confidentiality agreement between the Company and Investor or one or more Affiliates of Investor.

                  SECTION 35. Privileged Communication.

                  The parties hereto anticipate that, being similarly situated and having a common interest in the Company's chapter 11 case with respect to the Plan, and in anticipation of potential litigation with other constituents of the Company, they may share certain documents, information, factual materials, mental impressions, memoranda, reports and attorney-client communications that may be privileged from disclosure to adverse or other parties as a result of the attorney-client privilege, the attorney work product privilege or other applicable privileges. The parties hereto agree that the sharing of such information or materials shall not diminish in any way the confidentiality of such information or materials and shall not constitute a waiver of any applicable privilege.

                  SECTION 36. Entire Agreement.

                  This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties with respect to the matters contemplated hereby, and supersedes all prior agreements, arrangements and understandings between the parties with respect thereto, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties concerning the subject matter hereof except as set forth herein.


                            [Signature page follows]

                                         RESURGENCE ASSET MANAGEMENT, L.L.C.,
                                         on behalf of itself and its
                                         Affiliates' Managed Funds and Accounts


                                         By:



                                         By:
                                            ------------------------------------

                                         Title:
                                               ---------------------------------


Accepted and Agreed to
this    day of      ,      .
     --        -----  -----

STERLING CHEMICALS HOLDINGS, INC.,
as Debtor and Debtor-in-Possession



By:
    ---------------------------------

Title:
      -------------------------------

STERLING CHEMICALS, INC.,
as Debtor and Debtor-in-Possession.



By:
    ---------------------------------

Title:
      -------------------------------

                                   APPENDIX A


     Term Sheet for Proposed Plan of Reorganization (the "Plan") of Sterling
      Chemicals Holdings, Inc. ("Holdings") and certain of its subsidiaries dated as of September 4, 2002 among Resurgence Asset Management, L.L.C.
  ("Resurgence"), the Ad Hoc Committee (the "Ad Hoc Committee") of Holders of 12-3/8% Senior Secured Notes ("Secured Noteholders"), the Official Committee
   of Unsecured Creditors (the "Unsecured Creditors Committee") and Sterling
                             Chemicals, Inc. ("SCI")

1. Upon the execution of this Term Sheet by Resurgence, the Ad Hoc Committee, the Unsecured Creditors Committee and SCI, SCI shall continue to market its pulp chemicals operations ("PulpCo Business") for sale, with the goal of closing such sale at the time SCI consummates the Plan (the "Effective Date"); provided, however, that in no event will the Effective Date be later than June 30, 2003. A motion (in form and substance satisfactory to Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee) seeking approval of bidding procedures ("Procedures Motion") for the sale of the PulpCo Business will be filed with the Bankruptcy Court as soon as is reasonably practicable.

         SCI shall regularly inform representatives of Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee as to the status of the foregoing sale process, and SCI shall consult with such representatives regarding such sale process. If there are no bids for an amount at least equal to $300 million of Proceeds (as defined below), this Term Sheet shall be null and void unless Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee agree to a revised Term Sheet. If there are competing bids received by SCI for an amount of Proceeds in excess of $300 million, SCI, Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee shall mutually agree as to the highest and best bid for SCI to accept. If SCI, Resurgence, the Unsecured Creditors Committee and the Ad Hoc Committee disagree as to the highest and best bid, the dispute shall be submitted by any of such parties to the Bankruptcy Court to resolve, upon notice to the other of such parties and all other parties entitled to notice.

         As of the Effective Date, PulpCo Business net debt will not exceed $25 million and subsidiaries holding pulp assets will not sell any pulp assets outside of the ordinary course of business prior to the Effective Date beyond anything contemplated in SCI's business plan.

         On the Effective Date, the PulpCo Business will be sold to a third party. The sales proceeds (the "Proceeds") means the net cash and/or other consideration acceptable to the Ad Hoc Committee, in each case received in connection with the sale of the PulpCo Business. For the purposes hereof, "net" means, without limitation, net of all fees and expenses associated with the sale, the amount of funded debt of the PulpCo Business repaid with the consideration received, and a provision for taxes or alternative minimum taxes, if any.

         All petrochemicals assets will be retained by Reorganized SCI. SCI's acrylic fibers business will either be retained by Reorganized SCI, transferred to a third party (possibly for little or no consideration) or converted to a Chapter 7 liquidation, depending on further review of the available options and subject to approval by Resurgence and the Unsecured Creditors Committee.

2. At or prior to the Effective Date, $80 million will be set aside from the Proceeds and advanced to Reorganized SCI. In consideration of the foregoing advance, Reorganized SCI will issue new notes (the "New SCI Notes") to the Secured Noteholders (subject to adjustment under paragraph 4), with the following terms:

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

         Principal:            $80 million

         Maturity:             5 years

         Interest:             Payable semi-annually in arrears

         Annual Rate:          10% if cash or 13-3/8% if paid-in-kind at
                               Reorganized SCI's sole option, subject to the PIK Period provision below

         PIK Period:           First 24 months at the option of
                               Reorganized SCI; provided that Reorganized SCI will make interest payments in cash if after any such payment Reorganized SCI would have excess cash of more than $15 million beyond its budgeted requirements

         Security:             Subject to any existing liens, first liens on
                               Texas City fixed assets

         Covenants:            No dividends to be paid from Reorganized SCI
                               while the New SCI Notes are outstanding. Other covenants consistent with usual and customary covenants of typical secured indebtedness including, without limitation, covenants regarding capital expenditures (which will not be inconsistent with Reorganized SCI's business plan) and use of proceeds from asset sales.

         The balance of the Proceeds will be paid to the Secured Noteholders subject to the provisions of paragraph 4 and being limited to the Secured Noteholders Claim (as defined in paragraph 3).

3. For purposes of this Term Sheet, the term "Shortfall" means the amount by which the sum of the principal of the existing 12-3/8% Senior Secured Notes ($295,000,000), plus all accrued pre petition interest ($18,253,125) and all accrued post petition interest (including interest on interest to be calculated in accordance with the Indenture) at a 12-3/8% rate to the Effective Date (the "Secured Noteholders Claim"), exceeds the Proceeds.

4. If there is a Shortfall, the amount of the New SCI Notes will be increased by the Shortfall. If the Proceeds exceed the Secured Noteholders Claim (any such excess, "Excess Proceeds"), (i) the first $80 million of such Excess Proceeds shall be distributed to the Secured Noteholders, (ii) the original principal amount of New SCI Notes to be issued by Reorganized SCI under paragraph 2 shall be reduced by an amount equal to the amount distributed to the Secured Noteholders pursuant to clause (i), (iii) Reorganized SCI shall issue new notes to the unsecured creditors of Debtors other than Holdings (the "UC Notes") having an original principal amount equal to such reduction, and (iv) to the extent Excess Proceeds exceed $80 million, such amount shall be distributed to the unsecured creditors. The UC Notes shall generally have the same terms and conditions as the New SCI Notes as agreed to by the Ad Hoc Committee and the Unsecured Creditors Committee; provided, however, that the UC Notes shall be expressly subordinated in right of payment to the New SCI Notes and shall be secured by liens junior to all liens securing the New SCI Notes on terms acceptable to the Ad Hoc Committee in its sole discretion.

5. Unsecured creditors of Debtors other than Holdings will receive (i) any amounts payable to them under paragraph 4, (ii) 11.7% of the common equity of Reorganized SCI issued and outstanding as of the Effective Date (assuming conversion of all Convertible Preferred (as defined below) into common equity), (iii) warrants for 15% of the fully diluted common equity of Reorganized SCI as of the Effective Date (including the maximum number of shares issuable under the management incentive plan) and (iv) the right to subscribe for a portion of the Equity Investment (as defined below) pursuant to paragraph 6. The warrants will have a strike price based on $260 million total equity value and a six-year expiration. The Holdings' 13 1/2% Senior Discount Notes due 2008 (the "Senior Discount Notes") and old equity will be cancelled; provided, however, that the holders of the Senior Discount Notes will receive 1.3% of the common equity of Reorganized SCI. Securities issued to unsecured creditors under the plan will have no restrictions on resale other than as may be imposed by applicable law. During the period of 18 months after the Effective Date, the Company will cause the Common Stock to be registered under Section 12(g) and will timely file all required reports under Section 13 of the Securities Exchange Act of 1934. Resurgence will have normal and customary demand registration rights and other holders of more than 5% of the fully diluted Common Stock will have normal and customary piggy back rights.

6. Reorganized SCI will receive $60 million of new equity capital on the Effective Date (the "Equity Investment"). Unsecured creditors will have the right to subscribe for up to $30 million of the Equity Investment. Reorganized SCI shall issue 43.5% of the common equity of Reorganized SCI

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

         issued and outstanding as of the Effective Date (assuming the conversion of all Convertible Preferred into common equity) in exchange for the $30 million. Resurgence and/or funds managed by Resurgence will invest the remaining $30 million of the Equity Investment in exchange for $30 million of liquidation preference convertible preferred stock of Reorganized SCI (the "Convertible Preferred"). The Convertible Preferred will be initially convertible into 43.5% of the common equity of Reorganized SCI issued and outstanding as of the Effective Date (assuming the conversion of all Convertible Preferred into common equity), and will have a 4% per quarter dividend payable in kind quarterly in arrears. Resurgence and/or funds managed by Resurgence will underwrite the entire Equity Investment.

         Resurgence and/or funds managed by Resurgence will execute a tag-along agreement pursuant to which it agrees to allow the participation of the equity issued to the unsecured creditors pursuant to paragraph 5 (including warrants) in any sale or proposed sale of more than 50% of the equity of Reorganized SCI (assuming the conversion of all Convertible Preferred into common equity), on a pro rata basis and on the same economic terms.

7. Administrative claims will not exceed $40 million (other than normal post-petition trade payables that will be assumed by the respective companies owing them), unless otherwise approved by Resurgence, and the Plan will require payment of the professional fees and reasonable expenses incurred by (i) the Ad Hoc Committee for Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), Kramer Levin Naftalis & Frankel LLP, and Floyd, Isgur, Rios & Warhlich, P.C. consistent with the engagement letters executed by the members of the Ad Hoc Committee, (ii) the professional fees, expenses and costs of the Indenture Trustee (or any successor Indenture Trustee) for SCI's 12-3/8% Senior Secured Notes up to $1.4 million in the aggregate from the Debtors' Estates (the Plan will not limit the rights of such Indenture Trustee under the Indenture from recovering professional fees, expenses and costs of the Indenture Trustee in excess of $1.4 million from sources other than the Debtors' Estates); and (iii) the professional fees, expenses and costs of the Indenture Trustee (s) for the 11 1/4% and 11 3/4% notes of SCI and the Indenture Trustee for the Senior Discount Notes up to $325,000 in the aggregate from the Debtors' Estates, provided, however, such amount may be increased if a plan is non-consensual or the Effective Date is later than March 1, 2003 (in any event, the Plan will not limit the right of such Indenture Trustees from recovering in excess of an aggregate of $325,000 from sources other than the Debtors' Estates). So long as this Term Sheet is effective, neither SCI nor the Unsecured Creditors Committee will commence any action or proceeding challenging (i) the validity or priority of the liens securing the claims of the Secured Noteholders or (ii) the priority and allowability of the claims of the Secured Noteholders, and the Unsecured Creditors Committee will hold any existing action in abeyance.

8. Resurgence will have the right to designate a percentage of the Board members of Reorganized SCI equivalent to its percentage ownership of the outstanding voting stock of Reorganized SCI; provided, however, that for so long as Resurgence owns at least 35% of the outstanding voting stock of Reorganized SCI, Resurgence will be entitled to appoint a majority of the directors of Reorganized SCI. The unsecured creditors, through the Unsecured Creditors Committee, will have the right to appoint one director to the board of Reorganized SCI in conjunction with confirmation of the Plan which director shall serve a two-year term. So long as the New SCI Notes are outstanding, the Ad Hoc Committee will have the right to appoint one director of Reorganized SCI.

9. Customary releases to current officers and directors, and as to former officers and directors as Resurgence, the Unsecured Creditors Committee and SCI may mutually agree. Standard exculpation provisions.

10. Except as SCI and Resurgence may mutually agree in the Definitive Agreement (defined below), all of SCI's existing plans, programs and policies benefiting SCI's current and former employees ("Existing - Plans") will be assumed in connection with the reorganization of SCI; provided, however, that the assumption of any Existing Plan will not impair or infringe upon the right of Reorganized SCI to thereafter terminate or modify the same in accordance with the provisions

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

         thereof, and provided further, that if Resurgence notifies SCI prior to September 13, 2002 that Resurgence desires for SCI to reject, terminate or modify any Existing Plan in connection with the reorganization of SCI and if SCI thereafter informs Resurgence by September 20, 2002 that it is unwilling to take the desired action, then Resurgence shall be entitled to terminate its obligations under this Term Sheet by giving prompt written notice to the other parties. Notwithstanding the foregoing, nothing herein shall prevent Resurgence at any time prior to the Effective Date from suggesting revisions to the Existing Plans based on prudent business considerations and if such suggestions are made SCI will consider such suggestions in good faith. Subject to the foregoing, Resurgence will have control over executory contract issues of SCI.

11. As soon as practicable, SCI and Resurgence shall enter into a definitive agreement (the "Definitive Agreement") based on and reflecting the terms of this Term Sheet. Subsequently, a second amended Plan will be filed by as soon as practicable, and the confirmation of such Plan shall have occurred by the later of December 4, 2002 or such date as soon thereafter as possible that accommodates the schedule of the Bankruptcy Court, subject to extension by mutual agreement. The amended Plan and all documentation will be satisfactory in form and substance to SCI, the Ad Hoc Committee, the Unsecured Creditors Committee and Resurgence, with typical confirmation and effective date conditions. The amended Plan will contain an agreed upon procedure to estimate contingent claims, allowing for a prompt issuance of stock to allowed unsecured claims.

12. The obligations of Resurgence and the Secured Noteholders under this Term Sheet and the Definitive Agreement shall not be subject to any due diligence or other material and non-customary conditions; provided, however, that Resurgence's obligations shall be subject to customary closing conditions, including a material adverse change condition for the period beginning when the Definitive Agreement is signed and ending on the date on which the Plan is confirmed. For purposes hereof, a "material adverse change" shall mean any material adverse change in the business or financial condition of SCI (excluding the pulp chemical business) since the date of the execution of the Definitive Agreement, excluding any change (i) resulting from general economic conditions or the execution of this Term Sheet or the Definitive Agreement or (ii) that affects the chemicals industry as a whole.

13. Subject to court approval, Resurgence will be reimbursed by SCI for all reasonable out-of-pocket expenses as incurred in connection with its due diligence (including up to $250,000 as provided for in that certain letter from SCI to Resurgence dated May 13, 2002), and Resurgence will be entitled to a break-up fee of $3 million cash, plus reimbursement for all out-of-pocket expenses in connection with Plan (the "Break-Up Fee"), payable by wire transfer of same day funds, if (a) Resurgence executes the Definitive Agreement and (b) thereafter, SCI files a plan or disclosure statement that does not include Resurgence as the sole new money underwriter ("Alternative Plan"). In addition, subject to court approval, Resurgence will be reimbursed by SCI for any out-of-pocket fees incurred in connection with the sale of the PulpCo Business. All Resurgence's out of pocket expenses to be reimbursed will not exceed $2,000,000 in the event the Break-Up Fee is payable.

14. Concurrently with the execution of this Term Sheet, lock-up agreements will be entered into by Resurgence, and members of the Ad Hoc Committee and the Unsecured Creditors Committee (other than Indenture Trustees and trade creditors) substantially in the form annexed hereto. SCI, Resurgence, the Ad Hoc Committee and the Unsecured Creditors Committee agree to hold information about the specific principal amount of securities of SCI owned by each signatory to the lock-up agreements in confidence and will not disclose such specific information to third parties. Notwithstanding the foregoing, Resurgence and SCI will be permitted to disclose the aggregate securities held by all signatories thereto. Subject to applicable fiduciary duties, SCI, Resurgence, the Ad Hoc Committee and the Unsecured Creditors Committee will not, directly or indirectly, solicit or knowingly encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any transaction that if consummated would constitute an Alternative Plan or support or accept an Alternative Plan; provided that they may answer questions in response to unsolicited inquiries. If the Plan is not confirmed within the

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

         timetable set forth in paragraph 11 or if SCI is required to pay Resurgence the Break-Up Fee described in paragraph 13, the restrictions in this paragraph will terminate.

15. The Ad Hoc Committee will use their reasonable best efforts to issue written directions to the Indenture Trustee to hold the DIP proceedings in abeyance, and if necessary, follow the procedures for the removal and replacement of the Indenture Trustee, provided however, that the Ad Hoc Committee will not be obliged to initiate any judicial or administrative proceeding to enforce any rights or powers under the Indenture or otherwise to comply with the terms of this provision. The Indenture Trustee for the Secured Noteholders, SCI, Resurgence, and the Unsecured Creditors Committee may rely upon instructions from 50% in principal amount of the Secured Noteholders executing this Agreement, or their transferees, to make any amendments to or to take any action or give any consent on behalf of the Ad Hoc Committee with respect to this Term Sheet.


AGREED AND ACKNOWLEDGED
ON THIS        DAY OF SEPTEMBER, 2002:
         -----

STERLING CHEMICALS HOLDINGS, INC.

By:
    --------------------------------------
     Name:
     Title:



STERLING CHEMICALS, INC.

By:
    --------------------------------------
     Name:
     Title:

     Term Sheet for Proposed Plan of Reorganization (the "Plan") of Sterling
      Chemicals Holdings, Inc. ("Holdings") and certain of its subsidiaries dated as of September 4, 2002 among Resurgence Asset Management, L.L.C.
  ("Resurgence"), the Ad Hoc Committee (the "Ad Hoc Committee") of Holders of 12-3/8% Senior Secured Notes ("Secured Noteholders"), the Official Committee
   of Unsecured Creditors (the "Unsecured Creditors Committee") and Sterling
                             Chemicals, Inc. ("SCI")



AGREED AND ACKNOWLEDGED
ON THIS       DAY OF SEPTEMBER, 2002:
        -----

RESURGENCE ASSET MANAGEMENT, L.L.C.,
ON BEHALF OF ITSELF AND ITS AFFILIATED FUNDS


By:
    --------------------------------------
     Name:
     Title:

     Term Sheet for Proposed Plan of Reorganization (the "Plan") of Sterling
      Chemicals Holdings, Inc. ("Holdings") and certain of its subsidiaries dated as of September 4, 2002 among Resurgence Asset Management, L.L.C.
  ("Resurgence"), the Ad Hoc Committee (the "Ad Hoc Committee") of Holders of 12-3/8% Senior Secured Notes ("Secured Noteholders"), the Official Committee
   of Unsecured Creditors (the "Unsecured Creditors Committee") and Sterling
                             Chemicals, Inc. ("SCI")


AGREED AND ACKNOWLEDGED
ON THIS       DAY OF SEPTEMBER, 2002:
        -----

OFFICIAL COMMITTEE OF
UNSECURED CREDITORS


By:
    --------------------------------------
     Name:
     Title:

                                   SCHEDULE I

                            [SCHEDULE OF LITIGATION]